Exhibit 99.6

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On October 3, 2012, the business combination of RLJ Acquisition, Inc. (“RLJ”), RLJ Entertainment, Inc. (“New RLJ”), Image Entertainment, Inc. (“Image”) and Acorn Media Group, Inc. (“Acorn”) was completed, which is referred to herein as the “business combination.” The unaudited pro forma condensed combined balance sheet assumes that the business combination occurred on June 30, 2012 and combines RLJ’s unaudited June 30, 2012 balance sheet, Image’s unaudited June 30, 2012 balance sheet, and Acorn’s unaudited June 30, 2012 balance sheet.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2011 assumes that the business combination occurred on January 1, 2011, the first day of New RLJ’s latest completed fiscal year. RLJ’s audited statement of operations for the twelve months ended December 31, 2011 have been combined with Image’s audited statement of operations for the twelve months ended March 31, 2012, and Acorn’s audited statement of income for the twelve months ended December 31, 2011, which includes a pro forma adjustment for its 64% share of the unaudited net income of Agatha Christie Limited (“ACL”) for the twelve months ended December 31, 2011, assuming that Acorn acquired its interest in ACL as of January 1, 2011.

The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2012 assumes that the business combination occurred on January 1, 2012, the first day of New RLJ’s current fiscal year. RLJ’s unaudited statement of operations for the six months ended June 30, 2012 have been combined with Image’s unaudited statement of operations for the six months ended June 30, 2012, and Acorn’s unaudited statement of income for the six months ended June 30, 2012, which includes a pro forma adjustment for its 64% share of ACL’s unaudited net income for the stub period from January 1, 2012 to February 28, 2012, which is the date Acorn completed the purchase of its interest in ACL. Image’s statement of operations for the six months ended June 30, 2012, was prepared by subtracting Image’s operating results for the nine months ended December 31, 2011 from Image’s annual operating results for the year ended March 31, 2012 and adding Image’s operating results for the three months ended June 30, 2012.

The historical financial information of RLJ, Image, Acorn, and ACL has been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the business combination, (2) factually supportable, and (3) with respect to the statement of operations, expected to have a continuing impact on the combined results. In addition, the unaudited pro forma condensed combined financial information was based on, and should be read in conjunction with the following historical financial statements and accompanying notes of RLJ, Image, Acorn, and ACL for the applicable periods:

•	The historical financial statements of RLJ as of December 31, 2011 and 2010, and for the year ended December 31, 2011 and the periods from November 12, 2010 (date of inception) to December 31, 2010 and from November 12, 2010 (date of inception) to December 31, 2011 and the related notes (incorporated by reference to the Annual Report on Form 10-K for the year ended December 31, 2011 filed by RLJ (Securities and Exchange Commission (“SEC”)File No. 000-54376) on March 9, 2012);
•	The historical financial statements of RLJ as of June 30, 2012 (unaudited), and for the six months ended June 30, 2012 and 2011 (unaudited) and the related notes (incorporated by reference to the Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2012 filed by RLJ (SEC File No. 000-54376) on August 14, 2012, as amended on September 13, 2012);
•	The historical financial statements of Image as of March 31, 2012 and 2011, and for the years ended March 31, 2012 and 2011 and the related notes (incorporated by reference to the Annual Report on Form 10-K for the year ended March 31, 2012 filed by Image (SEC File No. 000-11071) on June 14, 2012);
•	The historical financial statements of Image as of June 30, 2012 (unaudited), and for the three months ended June 30, 2012 and 2011 (unaudited) and the related notes (incorporated by reference to the Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2012 filed by Image (SEC File No. 000-11071) on August 14, 2012);

•	The historical financial statements of Acorn as of December 31, 2011 and 2010, and for the years ended December 31, 2011, 2010 and 2009 and the related notes (incorporated by reference to the Form S-4 Registration Statement filed by New RLJ (SEC File No. 333-180714) on April 13, 2012, as amended);
•	The historical financial statements of Acorn as of June 30, 2012 (unaudited), and for the six months ended June 30, 2012 and 2011 (unaudited) and the related notes (appearing elsewhere in this Current Report on Form 8-K);
•	The historical financial statements of ACL as of March 31, 2011 and 2010, and for the years ended March 31, 2011 and 2010 and the related notes (incorporated by reference to the Form S-4 Registration Statement filed by New RLJ (SEC File No. 333-180714) on April 13, 2012, as amended).

The unaudited pro forma condensed combined financial information has been presented for information purposes only and is not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the business combination been completed as of the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined company. There are no material transactions between RLJ, Image, Acorn, and ACL during the periods presented in the unaudited pro forma condensed combined financial statement that would need to be eliminated.

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting under existing U.S. GAAP standards, which are subject to change and interpretation. New RLJ has been treated as the acquirer in the business combination for accounting purposes. The acquisition accounting is dependent upon certain valuations and other studies that have yet to commence or progress to a stage where there is sufficient information for a definitive measurement. The assets and liabilities of Image, Acorn and ACL have been measured based on various preliminary estimates using assumptions that New RLJ believes are reasonable based on information that is currently available.

The unaudited pro forma combined financial information is based on various assumptions, including assumptions relating to the allocation of the consideration paid to the assets acquired and liabilities assumed based on preliminary estimates of fair value. The pro forma assumptions and adjustments are described in the accompanying notes presented on the following pages. The pro forma adjustments are preliminary and subject to change.

The unaudited pro forma combined financial information does not reflect any cost savings, operating synergies or revenue enhancements that the combined companies may achieve as a result of the business combination or the costs to combine the operations of RLJ, Image, Acorn, and ACL or the costs necessary to achieve these cost savings, operating synergies and revenue enhancements.

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UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2011

(Amounts are in thousands, except for share and per-share data)

Historical	Adjustments	Subtotal	Historical	Adjustments	Pro Forma
RLJ	Image	RLJ/Image	RLJ/Image	Acorn	Combined

Net Revenues	$-	$100,086	$-	$100,086	$83,712	$-	$183,798
Cost of Sales	-	77,234	-	77,234	40,695	(144	)(A)	117,785
Gross profit	-	22,852	-	22,852	43,017	144	66,013

Selling, General and Administrative Expenses:
Selling , general and administrative expenses	506	22,930	-	23,436	33,457	-	56,893
Depreciation and amortization	-	998	9,949	(B)	10,947	524	15,460	(B)	26,931
Selling, general and administrative expenses	506	23,928	9,949	34,383	33,981	15,460	83,824
Income (Loss) from Operations	(506)	(1,076)	(9,949)	(11,531)	9,036	(15,316)	(17,811)

OTHER EXPENSE (INCOME):

Interest in ACL's net income	-	-	-	-	-	(1,655	)(C)	(1,655)
Interest income	(84)	-	2	(D)	(82)	(55)	82	(D)	(55)
Interest expense	-	1,069	-	1,069	72	6,894	(E)	8,035
Other expense (income)	-	(2,167)	-	(2,167)	69	-	(2,098)
Total other expense (income)	(84)	(1,098)	2	(1,180)	86	5,321	4,227

Net income (loss) before income tax provision (benefit)	(422)	22	(9,951)	(10,351)	8,950	(20,637)	(22,038)

Income tax provision (benefit)	-	(66)	(4,014	)(F)	(4,080)	843	(5,780	)(F)	(9,017)
Net Income (Loss)	(422)	88	(5,937)	(6,271)	8,107	(14,857)	(13,021)

Dividend on preferred stock	-	3,272	(3,272	)(G)	-	-	-	-
Less: Net Income Attributable to Noncontrolling Interests	-	-	-	-	265	(265	)(H)	-
Net Income (Loss) to Common	$(422)	$(3,184)	$(2,665)	$(6,271)	$7,842	$(14,592)	$(13,021)

Loss per Common Share:
Basic and dilutive	$(0.10)	$(0.53)	$(0.98)

Weighted Average Common Shares Outstanding:
Basic and dilutive	4,236,843	(I)	7,495,439	(I)	11,732,282	1,500,000	(I)	13,232,282

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UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2012

(Amounts are in thousands, except for share and per-share data)

	Historical		Adjustments		Subtotal	Historical	Adjustments		Pro Forma
	RLJ	Image	RLJ/Image		RLJ/Image	Acorn			Combined

Net Revenues	$-	$45,130	$-		$45,130	$37,182	$-		$82,312
Cost of Sales	-	34,090	-		34,090	17,788	(72	)(A)	51,806
Gross profit	-	11,040	-		11,040	19,394	72		30,506

Selling, General and Administrative Expenses:
Selling , general and administrative expenses	1,275	10,598	-		11,873	14,823	-		26,696
Depreciation and amortization	-	501	4,974	(B)	5,475	240	7,730	(B)	13,445
Selling, general and administrative expenses	1,275	11,099	4,974		17,348	15,063	7,730		40,141
Income (Loss) from Operations	(1,275)	(59)	(4,974)		(6,308)	4,331	(7,658)		(9,635)

OTHER EXPENSE (INCOME):

Interest in ACL's net income	-	-	-		-	190	(760	)(C)	(570)
Interest income	(33)	-	1	(D)	(32)	(27)	32	(D)	(27)
Interest expense	-	458	-		458	508	3,063	(E)	4,029
Other expense (income)	-	(2,157)	-		(2,157)	20	-		(2,137)
Total other expense (income)	(33)	(1,699)	1		(1,731)	691	2,335		1,295

Net income (loss) before income tax provision (benefit)	(1,242)	1,640	(4,975)		(4,577)	3,640	(9,993)		(10,930)

Income tax provision (benefit)	-	(157)	(1,690	)(F)	(1,847)	384	(3,172	)(F)	(4,635)
Net Income (Loss)	(1,242)	1,797	(3,285)		(2,730)	3,256	(6,821)		(6,295)

Dividend on preferred stock	-	1,734	(1,734	)(G)	-	-	-		-
Less: Net Income Attributable to Noncontrolling Interests	-	-	-		-	129	(129	)(H)	-
Net Income (Loss) to Common	$(1,242)	$63	$(1,551)		$(2,730)	$3,127	$(6,692)		$(6,295)

Loss per Common Share:
Basic and dilutive	$(0.28)				$(0.23)				$(0.47)

Weighted Average Common Shares Outstanding:
Basic and dilutive	4,426,638		7,370,601	(J)	11,797,239		1,500,000	(J)	13,297,239

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UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET AS OF JUNE 30, 2012

(Amounts are in thousands)

			Adjustments						Adjustments
	Historical		Purchase Accounting		Reclassification		Subtotal	Historical	Purchase Accounting		Sources/Uses		Reclassification		Pro Forma
	RLJ	Image					RLJ/Image	Acorn	Acorn						Combined

Current Assets:
Cash	$208	$266	$(2,800	)(K)	$63,724	(U)	$61,398	$988	$(95,500	)(K)	$32,971	FN5	$143	(V)	$-
Accounts receivable	-	26,441	-		-		26,441	10,928	-		-		-		37,369
Inventories	-	14,632	-		-		14,632	7,877	-		-		-		22,509
Royalties advances	-	11,203	-		-		11,203	8,709	-		-		-		19,912
Other receivables and prepaid expenses	80	1,496	-		-		1,576	1,009	(496	)(L)	-		-		2,089

Total current assets	288	54,038	(2,800)		63,724		115,250	29,511	(95,996)		32,971		143		81,879

Noncurrent inventories, principally production costs	-	729	-		-		729	9,581	-		-		-		10,310
Noncurrent royalty and distribution fee advances	-	14,669	-		-		14,669	8,339	-		-		-		23,008
Property, plant and equipment	-	655	-		-		655	253	-		-		-		908
Investments held in Trust Account	143,148	-	-		(143,148	)(U)	-	-	-		-		-		-
Equity investment in ACL	-	-	-		-		-	21,677	-		-		-		21,677
Intangible assets	-	1,291	30,662	(M)	-		31,953	-	48,100	(M)	-		-		80,053
Goodwill	-	6,762	(6,321	)(N)	-		441	-	17,952	(N)	-		-		18,393
Other assets	-	86	-		-		86	839	(438	)(L)	5,625	FN5	-		6,112
Total assets	$143,436	$78,230	$21,541		$(79,424)		$163,783	$70,200	$(30,382)		$38,596		$143		$242,340

Current liabilities:
Accounts payable and accrued liabilities	$47	$18,422	$-		$-		$18,469	$5,596	$-		$-		$143	(V)	$24,208
Accrued royalties	-	19,249	-		-		19,249	7,327	-		-		-		26,576
Other current liability	493	3,953	-		-		4,446	2,156	(675	)(O)	-		-		5,927
Revolving credit facility	-	15,046	-		-		15,046	5,984	-		(16,479)	FN5	-		4,551

Total current liabilities	540	56,670	-		-		57,210	21,063	(675)		(16,479)		143		61,262

Other long-term liability	3,594	8,405	(7,698	)(P)	-		4,301	276	-		206	FN5	-		4,783
Long-term debt, less current portion, less debt discount	-	-	14,800	(Q)	-		14,800	18,691	(18,691	)(O)	55,000	FN5	-		69,800

Total liabilities	4,134	65,075	7,102		-		76,311	40,030	(19,366)		38,727		143		135,845

Common stock subject to possible redemption	134,303	-	-		(134,303	)(U)	-	-	-		-		-		-
Series B Preferred stock	-	5,839	(5,839	)(R)	-		-	-	-		-		-		-

Stockholders' equity:
Common shareholders' equity	4,999	7,316	20,278	(T)	54,879	(U)	87,472	29,520	(10,366	)(S)	(131)	FN5	-		106,495
Noncontrolling interests	-	-	-		-		-	650	(650	)(R)	-		-		-

Total stockholders' equity	4,999	7,316	20,278		54,879		87,472	30,170	(11,016)		(131)		-		106,495

Total liabilities and stockholders equity	$143,436	$78,230	$21,541		$(79,424)		$163,783	$70,200	$(30,382)		$38,596		$143		$242,340

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NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1.	Description of Transaction

New RLJ, RLJ, Image, RLJ Merger Sub I, Inc., a wholly-owned subsidiary of New RLJ (“RLJ Sub”), and RLJ Merger Sub II, Inc., a wholly-owned subsidiary of New RLJ (“Image Sub”), entered into an Agreement and Plan of Merger, dated as of April 2, 2012, which is referred to herein as the “Image merger agreement.” The Image merger agreement provided for the combination of RLJ and Image under a new holding company, New RLJ. As a result of the transactions completed under the Image merger agreement, former Image stockholders and RLJ stockholders own shares of common stock in New RLJ, which is listed for trading on The NASDAQ Capital Market. Immediately prior to the closing of the transactions contemplated by the Image merger agreement, New RLJ acquired all of the outstanding Series B preferred stock of Image pursuant to a Preferred Stock Purchase Agreement, dated as of April 2, 2012, as amended by Amendment No. 1 dated as of October 3, 2012, by and among New RLJ, RLJ and the holders of Image’s outstanding Series B Cumulative Preferred Stock (the “Series B preferred stock”), which is referred herein as the “Image preferred stock purchase agreement.” As a result of the transactions contemplated by the Image merger agreement, RLJ and Image each became wholly owned subsidiaries of New RLJ. Concurrently, RLJ acquired all of the outstanding common stock of Acorn pursuant to a Stock Purchase Agreement, dated as of April 2, 2012, as amended by Amendment No. 1, dated as of October 3, 2012, by and among New RLJ, RLJ, Acorn, the shareholders of Acorn, and Peter Edwards as the shareholder representative, which is referred to herein as the Acorn stock purchase agreement. On February 28, 2012, Acorn completed the acquisition of 64% of the outstanding shares of capital stock of ACL, a U.K. private limited company. Acorn’s investment in ACL is accounted for as an equity investment as the non-controlling shareholders of ACL have substantive participation rights pertaining to the decision of ACL’s board of directors.

The total purchase consideration for Image was approximately $45.2 million, consisting of (i) $2.8 million in cash, $14.8 million in unsecured subordinated promissory notes of New RLJ, 575,000 shares of common stock of New RLJ, and 5-year warrants to purchase 150,000 shares of common stock of New RLJ in exchange for Image’s Series B preferred stock, and (ii) an aggregate of approximately 2.14 million shares of common stock of New RLJ in exchange for Image’s outstanding common stock. It is anticipated that New RLJ’s common stock will be fair valued at $10.00 per share, which is the negotiated price among RLJ, Image and Acorn and closely approximates the per share redemption amount of $9.95 for RLJ’s common stock and (ii) the trading price of RLJ common stock of $9.75, the last trading day for RLJ common stock prior to the announcement of the proposed business combination on April 2, 2012. The number of shares of New RLJ common stock issued reflects a reduction of 0.15 million shares related to certain transaction costs assumed by New RLJ that were incurred by Image. Included in the above purchase consideration paid to the stockholders of Image were 75,000 shares of common stock of New RLJ and warrants to acquire 150,000 shares of common stock of New RLJ that were issued concurrently with the contribution and cancellation of the same number of shares of common stock and warrants of RLJ held by the sponsor of RLJ.

The terms of the warrants issued to the Series B preferred stockholders of Image includes a redemption provision, which provides that once New RLJ’s share price reaches $17.50 per share and certain other conditions are met, as set forth in the warrants, the warrants may be redeemed at the discretion of New RLJ for $0.01 per warrant share. The anticipated fair value of the warrant shares issued to Image’s Series B preferred stockholders was estimated at $2.96 per share. The fair value of the warrants issued was determined using a lattice valuation model, assuming an underlying stock value of $10.00 per share, exercise price of $12 per share, term of 5 years, volatility of 100%, a risk-free rate of 1.1% per annum, no dividends, and once the underlying stock price reaches $17.50 per share the warrant’s per share value is limited to $5.50.

6

The actual number of shares of New RLJ common stock to be issued to acquire Image’s outstanding common stock will vary from the above by a minimal amount since no fractional shares will be issued to Image’s common stockholders in connection with the Image merger. In lieu of fractional shares, the stockholders of Image will be entitled to receive cash. The amount of fractional shares outstanding is dependent upon the number of shares each Image stockholder holds at the time the Image merger was consummated. At the present time, New RLJ is unable to determine the amount of fractional shares that will be settled in cash upon consummation of the Image merger.

The total purchase consideration for Acorn’s outstanding shares of common stock was approximately $114.7 million, consisting of $95.5 million in cash, including cash used at the closing of the Acorn purchase agreement to pay Acorn’s transaction costs, 1.575 million shares of common stock of New RLJ, and 5-year warrants to purchase 1.15 million shares of common stock of New RLJ at $12 per share. The warrants issued to Acorn’s shareholders have the same redemption provision as the warrants issued to Image’s Series B preferred stockholders, and they were fair valued at $2.96 per warrant share using the same assumptions. Included in the above purchase consideration paid to the shareholders of Acorn were 75,000 shares of common stock of New RLJ and warrants to acquire 1.15 million shares of common stock of New RLJ that were issued concurrently with the contribution and cancellation of the same number of shares of common stock and warrants of RLJ held by the sponsor of RLJ.

On February 28, 2012, Acorn acquired 64% of the outstanding shares of capital stock of ACL. Purchase consideration consisted of $21.9 million, of which $1.4 million was paid in cash and $20.5 million was borrowed from a bank ($18.0 million) and selling ACL shareholders ($2.5 million).The outstanding principal balance of these loans, at consummation of the Acorn acquisition, is not being assumed by New RLJ. These loan obligations will be paid off with a portion of the cash consideration that otherwise would have been payable to Acorn’s selling stockholders pursuant to the Acorn stock purchase agreement.

On October 3, 2012, in connection with the consummation of the business combination, New RLJ , RLJ, Acorn, Image, Image/Madacy Home Entertainment, LLC, a wholly-owned subsidiary of Image (“IMHE”), RLJ Sub I, and Image Sub, as borrowers (the New RLJ, RLJ, Image, IMHE, RLJ Sub, Image Sub, and Acorn, collectively, the “Borrowers”), entered into a Credit Agreement, which is referred to herein as the “credit facility,” with certain lenders, SunTrust Bank (“SunTrust”), as Administrative Agent, and SunTrust Robinson Humphrey, Inc., as Lead Arranger and Bookrunner. The credit facility includes a five-year $15 million revolving credit facility and three tranches of term loans totaling $55 million with final maturities ranging from five to five and one-half years, at interest rates ranging from prime rate plus 5% to 6.25% or LIBOR plus 6% to 7.25%, plus an additional 3% per annum paid in kind on the last $15 million of the facilities. The obligations under the credit facility are secured by a lien on substantially all of the assets of the Borrowers.

2.	Basis of Presentation

The business combination will be accounted for under the acquisition method of accounting in accordance with ASC Topic 805-10, “Business Combinations — Overall” (“ASC 805-10”). New RLJ will account for the transaction by using RLJ’s historical information and accounting policies and adding the assets and liabilities of Image and Acorn (including ACL) as of October 3, 2012 at their estimated fair values. The total estimated purchase price (consideration transferred) using the acquisition method is described in Note 4. The assets and liabilities of Image and Acorn (including ACL) have been measured based on various preliminary estimates using assumptions that management of New RLJ believes are reasonable utilizing information currently available. Use of different estimates and judgments could yield materially different results.

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The process for estimating the fair values of identifiable intangible assets and certain tangible assets requires the use of significant estimates and assumptions, including estimating future cash flows and developing appropriate discount rates. The excess of the purchase price (consideration transferred) over the estimated amounts of identifiable assets and liabilities of Image and Acorn (including ACL) as of October 3, 2012 will be allocated to goodwill in accordance with ASC 805-10. The purchase price allocation is subject to finalization of New RLJ’s analysis of the fair value of the assets and liabilities of Image and Acorn (including ACL) as of October 3, 2012. Accordingly, the purchase price allocation in the unaudited pro forma condensed combined financial statements is preliminary and will be adjusted upon completion of the final valuation. Such adjustments could be material.

For purposes of measuring the estimated fair value of the assets acquired and liabilities assumed as reflected in the unaudited pro forma condensed combined financial statements, New RLJ used the guidance in ASC Topic 820-10, “Fair Value Measurement and Disclosure — Overall” (“ASC 820-10”), which established a framework for measuring fair values. ASC 820-10 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (an exit price). Market participants are assumed to be buyers and sellers in the principal (most advantageous) market for the asset or liability. Additionally, under ASC 820-10, fair value measurements for an asset assume the highest and best use of that asset by market participants. As a result, New RLJ may be required to value assets of Image and Acorn (including ACL) at fair value measures that do not reflect New RLJ’s intended use of those assets. Use of different estimates and judgments could yield different results.

Under ASC 805-10, acquisition-related transaction costs (e.g., investment banker, advisory, legal, valuation, and other professional fees) and certain acquisition restructuring and related charges are not included as a component of consideration transferred but are required to be expensed as incurred. The unaudited pro forma condensed combined balance sheet reflects $13.6 million of acquisition-related transaction costs incurred after June 30, 2012. These costs include $5.6 million that has been reflected as a long-term asset (deferred financing costs) and the balance ($8.0 million) as a decrease in stockholder’s equity (retained earnings). Amounts reflected as a decrease in stockholders’ equity are not presented in the unaudited pro forma condensed combined statement of operations because they will not have a continuing impact on the combined results.

Included in acquisition-related transaction expenses incurred after June 30, 2012 are the issuance of warrants to acquire one million shares of common stock of New RLJ, which were issued to one of the lenders under the credit facility (see Note 5), and the issuance of warrants to acquire 550,000 shares of common stock of New RLJ and the issuance of 325,000 shares of common stock of New RLJ, which were issued to a consultant. The shares of common stock of New RLJ and warrants to acquire shares of common stock of New RLJ were issued concurrently with the contribution and cancellation of the same number of shares of common stock and warrants of RLJ held by the sponsor of RLJ. These warrants have the same redemption provision as the warrants issued to Image and Acorn as part of their purchase consideration, and they were fair valued at $2.96 per warrant share using the same assumptions. The shares of common stock of New RLJ that were issued as compensation to the consultant were fair valued at $10.00 per share. The fair value of the warrants issued to the lender ($2.96 million) and the fair values of the warrants and the shares of common stock of New RLJ issued to the consultant ($4.88 million) have been reflected as an increase in stockholder’s equity (additional paid-in capital).

The unaudited pro forma condensed combined financial statements do not reflect the expected realization of approximately $5.3 million in annual cost savings by the end of the first year following the business combination. These savings are expected from corporate restructuring, manufacturing and distribution savings. Further, the unaudited pro forma condensed combined statement of operations include acquisition-related transaction expenses of $5.7 million for the six months ended June 30, 2012, which are not expected to continue after the consummation of the business combinations.

8

Although New RLJ management expects that costs savings will result from the business combination, there can be no assurance that these cost savings will be achieved. The unaudited pro forma condensed combined financial statements do not reflect an estimated $1.0 million of restructuring and integration charges associated with the above expected cost savings. It is anticipated that the charges of $1.0 million will be incurred over a one-year period following the business combination. Such restructuring and integration charges will be expensed in the appropriate accounting periods following the completion of the business combination in accordance with applicable GAAP standards (ASC 420-10, “Exit or Disposal Cost Obligations — Overall”).

3.	Accounting Policies

Upon consummation of the business combination, New RLJ will complete a detailed review of Image and Acorn’s (including ACL) accounting policies. As a result of that review, New RLJ may identify differences between the accounting policies amongst the companies that, when conformed, could have a material impact on the consolidated financial statements of the combined company. At this time, New RLJ is not aware of any accounting policy differences.

4.	Estimate of the Assets to be Acquired and Liabilities to be Assumed:

The following is a preliminary estimate of the assets to be acquired and the liabilities to be assumed by New RLJ in the business combination, reconciled to the estimate of consideration transferred (amounts are in thousands):

	Acorn	Image	Total

Net book value of net assets acquired at June 30, 2012	$30,170	$7,316	$37,486
Plus: Series B preferred stock not assumed	-	5,839	5,839
Plus: Accrued dividends on preferred stock not assumed	-	7,698	7,698
Less: Historical goodwill	-	(6,762)	(6,762)
Plus: Term notes not assumed	19,366	-	19,366
Adjusted book value of net assets acquired	49,536	14,091	63,627
Valuation adjustments to:
Identifiable intangible assets	48,100	30,662	78,762
Goodwill	17,952	441	18,393
Deferred financing costs on loans not assumed	(934)	-	(934)
Total Valuation Adjustments	65,118	31,103	96,221
Estimate of consideration expected to be transferred	114,654	45,194	159,848
Less: unsecured subordination promissory notes	-	(14,800)	(14,800)
Less: RLJ Entertainment common share consideration	(15,750)	(27,150)	(42,900)
Less: RLJ Entertainment warrant consideration	(3,404)	(444)	(3,848)
Estimate of cash consideration to be transferred	$95,500	$2,800	$98,300

The following is a discussion of the adjustment made to Image and Acorn’s assets and liabilities in connection with the preparation of these unaudited pro forma condensed combined financial statements.

Based on the New RLJ’s preliminary valuation assessment, which includes consideration of the underlying nature and terms of the assets and liabilities to be acquired in connection with the business combination, New RLJ does not currently anticipate making any material fair value adjustments to the assets or liabilities acquired other than recognizing certain identifiable intangible assets and goodwill.

Identifiable intangible assets: As of the effective time of the business combination, identifiable intangible assets are required to be measured at fair value and these acquired assets could include assets that are not intended to be used or sold or that are intended to be used in a manner other than their highest and best use. For purposes of these unaudited pro forma condensed combined financial statements, it is assumed that all assets will be used and that all assets will be used in a manner that represents the highest and best use of those assets, but it is not assumed that any market participant synergies will be achieved. The consideration of synergies has been excluded because they are not considered to be factually supportable, which is a required condition for these pro forma adjustments.

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The fair value of identifiable intangible assets is determined primarily using the “income approach,” which requires an estimate or forecast of all the expected future cash flows for each identifiable intangible asset, including the use of the relief-from-royalty method for valuing trademarks.

At this time, New RLJ does not have sufficient information as to the amount, timing and risk of cash flows for the purposes of accurately valuing the identifiable intangible assets. Some of the more significant assumptions inherent in the development of intangible asset values, from the perspective of a market participant, include: the amount and timing of projected future cash flows (including revenue, cost of sales, sales and marketing expenses, and working capital/contributory asset charges); attrition rates; the discount rate selected to measure the risks inherent in the future cash flows; and the assessment of the asset’s life cycle and the competitive trends impacting the asset, as well as other factors. It is anticipated that the significant identifiable intangible assets to be recognized comprise primarily of film and TV libraries, customer relationships and trademarks. Based on projected cash flows of New RLJ, libraries and customer relationships are being amortized over a five-year period, with a significant portion of the amortization occurring in the earlier years, which is based on the pattern of projected economic benefit. It is anticipated that 33% of the fair value of the libraries and customer relationships will be amortized over the first year. After five years, the revenues associated with these intangibles are expected to be nominal. Based on projected cash flows of New RLJ, trademarks are being amortized over a 10 year period, with a significant portion of the amortization occurring in the earlier years, which is based on the pattern of projected economic benefit. It is anticipated that 20% of the trademarks’ fair value will be amortized over the first year. New RLJ’s preliminary assessment of fair values is that the fair values of libraries and customer relationships exceed the assets’ carrying net book value by $43.8 million and $28.7 million for Acorn and Image, respectively. New RLJ’s preliminary assessment of fair value for trademarks is that the fair values of trademarks exceed the asset’s carrying net book value by $4.3 million and $2.0 million for Acorn and Image, respectively.

These preliminary estimates of fair value and estimated useful life will likely be different from the final acquisition accounting, and the difference could have a material impact on the accompanying unaudited pro forma condensed combined financial statements. A 20% change in the valuation of definite lived intangible assets would cause a corresponding $5.1 million increase or decrease in amortization during the first 12-month period following the business combination. A 20% change in the effective estimated useful life of definite-lived intangible assets would cause a corresponding $6.4 million increase or a $4.2 million decrease in amortization during the first 12-month period following the business combination. To the extent amortization is recognized in a manner that differs from the above assessment, the amount of amortization expense to be recognized in the first 12-month period following the business combination will be affected. Shortly following the consummation of the business combination, valuation experts will be engaged to fully identify and value the companies’ intangible assets, which will impact: (i) the estimated total value assigned to intangible assets, (ii) the estimated allocation of value between definite-lived and indefinite-lived intangible assets, (iii) the estimated weighted-average useful life of each category of intangible assets, and/or (iv) the appropriate amortization methodology. The estimated intangible asset values and their useful lives could be impacted by a variety of factors that may become known to New RLJ only upon access to additional information.

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Goodwill: A calculation of the preliminary value of goodwill resulting for the business combination is as follows (amounts are in thousands):

	Acorn	Image	Total

Estimate of consideration expected to be transferred	$114,654	$45,194	$159,848
Adjusted book value of net assets acquired	49,536	14,091	63,627
Valuation adjustments:
Identifiable intangable assets	48,100	30,662	78,762
Deferred financing costs on loans not assumed	(934)	-	(934)
Identifiable assets acquired, and liabilities assumed	96,702	44,753	141,455

Goodwill	$17,952	$441	$18,393

Goodwill is calculated as the difference between the acquisition-date fair value of the consideration transferred and the sum of the acquisition-date fair value of the identifiable assets acquired and the liabilities assumed.

Qualitative factors that contribute to the recognition of goodwill include certain intangible assets that are not recognized as a separate identifiable intangible asset apart from goodwill, and expected synergies of approximately $5.3 million in annual cost savings by the end of the first year following the consummation of the business combination. These savings are expected from corporate restructuring, and manufacturing and distribution savings. Intangible assets not recognized apart from goodwill consist primarily of the assembled workforces at each of the acquired companies.

5.	Other RLJ Sources and Uses of Cash

The following table shows the sources and uses of cash necessary to consummate the acquisitions of Image and Acorn. The table excludes cash paid to certain shareholders of Image and Acorn of $98.3 million in connection with the business combination (see Note 4). (Amounts are in thousands)

Adjustments
Sources (Uses)

Tangible assets and other assets
Deferred financing fees	$(5,625)

Revolving credit facility
Payment of prior revolver	(21,030)
Borrowings under a new revolver	4,551

Other long-term liability
Payment of deferred underwriters' fees	(3,594)
Vendor advances received	3,800

Long-term debt, term loans received from bank	55,000

Stockholders' equity
Acquisition expenses related to Acorn/Image to be expensed	(7,969)
Deferred financing fees and acquisition expenses paid with shares and warrants	7,838

Net Source of Cash, excluding Cash Consideration Paid for the Acquisition of Image and Acorn	$32,971

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The above adjustments reflect the following:

In conjunction with and to provide funding for the business combination and New RLJ's ongoing working capital needs, New RLJ entered into a $70 million credit agreement with a group of lenders led by SunTrust, which includes a five-year $15 million revolving credit facility and three tranches of term loans totaling $55 million with final maturities ranging from five to five and one-half years, at interest rates ranging from prime rate plus 5% to 6.25% or LIBOR plus 6% to 7.25% plus an additional 3% per annum paid in kind on the last $15 million of the facilities.

In connection with these loans, the lenders charged New RLJ $2.9 million in fees, paid in cash, less a $280,000 credit provided by SunTrust for prior fees the bank had charged Acorn related to the acquisition of Acorn’s interest in ACL. One of the lenders also received a warrant to purchase one million shares of common stock of New RLJ, which has been valued at $3.0 million. Total consideration paid to the lenders under the credit facility was $5.6 million, which has been reflected as other long-term assets (deferred financing costs) in the accompanying unaudited pro forma condensed balance sheet.

Terms for the five-year $15 million revolving credit facility are discussed in Item E of footnote 6 below. Upon consummation of the business combination, New RLJ borrowed $4.6 million under the credit facility for cash needs.

Additionally, there are certain fees and obligations that were incurred by RLJ, Image and Acorn in connection with the business combination. These fees and obligations relate to either prior borrowings or acquisition costs and represent a use of cash to New RLJ as follows: prior underwriter fees of $3,594 have been accrued for by RLJ as of June 30, 2012, which were paid upon the consummation of the business combination; prior revolving credit facilities as of June 30, 2012 totaling $21,030 that were repaid; and fees of $8.0 million were incurred after June 30, 2012 to acquire both Image and Acorn. The $8.0 million consists of (i) the fair value of 325,000 shares of common stock of New RLJ, valued at $10 per share, issued to the consultant; (ii) the fair value of warrants to purchase 550,000 shares of common stock of New RLJ, valued at $2.96 per warrant share, issued to a consultant; (iii) $1.0 million due to Lazard Middle Market for financial advisory services upon closing of the business combination; and (iv) $2.1 million due to various attorneys, and other advisors, including the reimbursement of expenses incurred by certain parties.

Concurrently, with the consummation of the business combinations, Image and Acorn received $3.8 million of manufacturing and distribution advances with its primary suppliers. Advances are common in the home entertainment industry where suppliers provide upfront capital to content companies in return for a longer term relationship. The advances are interest free and are to be repaid in the form of a per-unit surcharge. Based on past experiences of Image, advances are typically recouped over a three-year period in roughly equal quarterly amounts.

6.	Adjustments to Unaudited Pro Forma Condensed Combined Statements of Income:

Item (A): For the 12-month pro forma, adjustment of $144,000 decrease to cost of sales is related to the amortization of deferred manufacturing cost, which will be recognized as part of the $3.8 million of interest-free loans that was received from certain vendors (see Note 5). The $3.8 million in interest-free loans are bifurcated between a loan payable ($3.37 million) and deferred manufacturing costs ($432,000), both of which are other long-term liabilities. The loan liability is determined by calculating the present value of a $3.8 million advance provided in equal installments over a three-year term, assuming a discount rate of 8%, which approximates the incremental borrowing rate for unsecured, non-subordinated debt. The difference between the $3.8 million interest-free loan and the loan liability to be recognized represents deferred manufacturing costs. The deferred manufacturing costs are to be amortized as a reduction to the inventory purchase cost over a three-year period computed using the straight-line method.

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The six-month pro forma adjustment is 50% (representing two quarters) of the annual adjustment.

Item (B): For the 12-month pro forma, adjustment of the $25.41 million increase to Depreciation and Amortization relates to identified intangibles amortization. New RLJ estimates the amortization period for intangible assets to be five years for increases in valuations for customer relationships and for film and TV libraries, and 10 years for trademarks. These estimates are based on projected cash flows of New RLJ. Amortization is provided on an accelerated basis for these assets such that 20% to 33% of their values are being amortized during the first year (see Note 4).

For the six-month pro forma, adjustment is 50% (representing two quarters) of the annual adjustment.

Item (C): For the 12-month pro forma, adjustment of $1.66 million represents Acorn’s equity income from ACL. The adjustment is comprised of: (i) Acorn’s 64% (or $2.32 million) equity interest in ACL’s net income for the twelve months ended December 31, 2011, (ii) increased amortization of $308,000 for the twelve-month period related to anticipated valuation adjustments for ACL’s copyrights, which are being amortized on a straight-line basis over the next 30 years, (iii) expensing of start-up costs of $116,000 that were capitalized under UK GAAP, and (iv) an income tax provision adjustment of $241,000 related to increased tax rates (by approximately 14%) in the United States compared to those in the United Kingdom, offset by the tax impact related to the above increased amortization and expensing of start up costs. Because Acorn is an S-Corporation, it does not provide US tax adjustments in its historical financial statements. The valuation adjustment pertaining to ACL’s copyrights is preliminary and is subject to the same limitations and potential future adjustments discussed for Image’s and Acorn’s intangible asset valuations in footnote 4.

For the six-month pro forma, adjustment of $760,000 represents Acorn’s equity income in ACL as follows: (i) Acorn’s 64% (or $704,000) equity interest in ACL’s net income for January and February 2012, (ii) increased amortization of $51,000 for these two months, (iii) reversing net amortization of $81,000 related to start-up costs capitalized under UK GAAP, and (iv) an income tax provision adjustment of $58,000.

Item (D): For the 12-month pro forma, adjustment to Interest income was a decrease of $84,000. The cash held in RLJ trust account is not part of the continuing business as it was either distributed as a source of funds to consummate the business combination (see footnote 4) or it was redeemed (see Item U in footnote 7).

For the six-month pro forma, RLJ’s interest income was eliminated.

Item (E): For the 12-month pro forma, adjustments to interest expense are comprised of the following (amounts are in thousands):

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	Balance	Interest Expense

Term Loan	$55,000	$4,518
Deferred Financing Amort		1,213
Revolving credit borrowings		296
Unsecured subordinated notes		1,776
Debt Discount Amort - Vendor		232
		8,035

Prior Interest expense reversal		(1,141)

Total Interest Expense Adjustment		$6,894

Interest expense for the $55 million senior secured term loans is being provided assuming an interest rate of 7.6% after taking into consideration projected principal payments during the first year. Deferred financing costs are being amortized over the term of the term loan using the effective-interest method after taking into consideration forecasted principal payments. Borrowings under the revolving credit facility are being provided assuming an interest rate of 6.5%. Borrowing under the unsecured subordinated notes issued to Image’s Series B preferred stockholders are being provided an interest rate of 12%. The debt discount ($432,000) on the vendor advance is being amortized over three years using the effective-interest rate method, assuming equal monthly payments over the period.

For the six-month pro forma, adjustments to interest expense is 50% (representing two quarters) of the annual expense for the above borrowings, adjusted for an immaterial compounding difference when compounding over six months opposed to 12 months. For the six-month pro forma, adjustments to interest expense are comprised of the following (amounts are in thousands):

	Balance	Interest Expense

Term Loan	$55,000	$2,260
Deferred Financing Amort		607
Revolving credit borrowings		148
Unsecured subordinated notes		888
Debt Discount Amort - Vendor		126
		4,029

Prior Interest expense reversal		(966)

Total Interest Expense Adjustment		$3,063

The new $15 million revolving credit facility bears interest at New RLJ’s option at either LIBOR plus 5.5% to 6.0% (based on senior leverage ratios) or a base rate (defined as the higher of either the prime rate, the federal funds rate plus 50 basis points, or one-month LIBOR plus 100 basis points) plus 4.5% to 5.0%. The line of credit matures on October 3, 2017. The subordinated notes are subordinated to the senior debt under the senior credit facility. The subordinated notes bear interest at 12% per annum, of which 5.4% is payable in cash annually and the balance is either paid through the issuance of shares of common stock of New RLJ valued at the then-current market price or accrues and is added to principal, which is payable upon maturity. The subordinated notes mature upon the earlier of six years from the date of issuance or six months after the latest stated maturity of the senior debt.

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Item (F): For the 12-month pro forma, adjustments to Income tax provision (benefit) are comprised of the following (amounts are in thousands):

Income Tax
Provision (Beneift)

Tax affect on pro forma adjustments, exlcuding Acorn's recognition of ACL's income	$(12,897)
Acorn C-Corp tax adjustments	3,137
Image adjustment	135
RLJ adjustment	(169)

Total Income Tax Provision Adjustment	$(9,794)

The above pro forma adjustments (provided in Items A through E, excluding Acorn’s adjustment to its share of ACL earnings) to the statement of operations have been tax affected at a combined federal and state tax rate of 40%. The income tax adjustments related to Acorn’s interest in ACL (see Item C) are recorded within the equity income adjustment in accordance with ASC 323-10-45. Acorn’s North America sourced pre-tax income of $7.8 million has been tax affected by 40% resulting in a $3.14 million C-Corporation tax adjustment as Acorn is currently an S-Corporation and its historical financial statements excludes income taxes on its North America sourced income. RJL and Image have both reported pre-tax losses that do not give rise to an income tax benefits in their historical financial statements as their deferred tax assets have been fully offset by a valuation allowance. Adjustments were made for RLJ and Image to provide for a tax benefit on the historical pre-tax losses reported as it is anticipated that the new combined company will generate taxable income.

For the six-month pro forma, adjustments to Income tax provision (benefit) are for the same items noted above and comprised of the following (amounts are in thousands):

Income Tax
Provision (Benefit)

Tax affect on pro forma adjustments, exlcuding Acorn's recognition of ACL's income	$(6,291)
Acorn C-Corp taxes adjustment	1,129
Image adjustment	797
RLJ adjustment	(497)

Total Income Tax Provision Adjustment	$(4,862)

Item (G): Adjustment reflects the reversal of preferred stock dividends that are not part of the combined company going forward.

Item (H): Adjustment to non-controlling interest is to eliminate the income historically allocated by Acorn to certain non-controlling interests as these non-controlling interests have been acquired by Acorn concurrently with the close of the business combination. The cost of acquiring these non-controlling interests was deducted from the purchase consideration that was otherwise payable to the shareholders of Acorn.

Item (I): RLJ’s historical weighted average number of common shares outstanding as of December 31, 2011 has been decreased by 11,683,962 shares, which represents the weighted average number of shares in 2011 that were subject to redemption.

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Adjustments are comprised of (i) 4.29 million shares of common stock of New RLJ issued in connection with the consummation of the business combination with Image and Acorn, (ii) 325,000 shares issued to a consultant, (iii) the sponsor of RLJ agreeing to contribute and cancel 1.27 million shares of common stock, and (iv) 13.62 million shares of common stock of RLJ that are subject to redemptions as of December 31, 2011, less 7.97 million shares of common stock of RLJ that were redeemed. After the business combination, the founders of RLJ hold approximately 3.43 million shares of common stock of New RLJ, of which approximately 0.9 million shares of common stock are subject to certain stock-price targets being met. For purposes herein, it is assumed that these targets will be met and these contingent shares are included in the weighted average common shares outstanding.

Item (J): Adjustments are comprised of (i) 4.29 million shares of common stock of New RLJ issued in connection with the consummation of the business combination with Image and Acorn, (ii) 325,000 shares issued to a consultant, (iii) the sponsor of RLJ agreeing to contribute and cancel 1.27 million shares of common stock, and (iv) 13.50 million shares of common stock of RLJ that are subject to redemptions as of June 30, 2012, less 7.97 million shares of common stock of RLJ that were redeemed. After the business combination, the founders of RLJ hold approximately 3.43 million shares of common stock of New RLJ, of which approximately 0.9 million shares of common stock are subject to certain stock-price targets being met. For purposes herein, it is assumed that these targets will be met and these contingent shares are included in the weighted average common shares outstanding.

7.	Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet:

Item (K): Adjustments represent cash paid to consummate the business combination with Image and Acorn (see footnote 4).

Item (L): In connection with the acquisition of its interest in ACL, Acorn incurred $1.21 million in financing costs that was capitalized and remains unamortized as of June 30, 2012. Of this amount, $496,000 was reported as a current asset and the balance was reported as long-term assets. In connection with the $55 million senior secured term loans, SunTrust is providing New RLJ credit of $280,000 for the fees incurred by Acorn (see footnote 5). The adjustments of $496,000 and $438,000 records the write off of unamortized deferred financing costs incurred by Acorn for which credit is not being provided for by SunTrust.

Item (M): Adjustments represents the valuation adjustments of identifiable intangible assets (see Note 4).

Item (N): Adjustments of $17.95 million increase is the resulting goodwill from the acquisition of Acorn (see footnote 4). The adjustment of $6.32 million decrease is the elimination of Image’s historical goodwill, offset by $441,000 of goodwill anticipated to be recorded from the acquisition of Image. It is anticipated that all of the goodwill will be tax deductable. New RLJ has not yet determined its reportable segments, if any, and therefore New RLJ does not know the amount of goodwill to be allocated to each reportable segment at this time.

Item (O): The decrease adjustments to term loans of $675,000 and $18.69 million represent current principal balances outstanding, which were entered into by Acorn to acquire its interest in ACL, that are not being assumed.

Item (P): Adjustment of $7.70 million decrease represents dividends on Image’s Series B preferred stock not being assumed by New RLJ in the Image merger.

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Item (Q): Adjustment represents the $14.8 million of unsecured subordinated notes issued to Image’s Series B preferred stockholders.

Item (R): Adjustments eliminate historical preferred stock amounts ($5.84 million) recorded by Image and historical non-controlling interest amounts ($650,000) recorded by Acorn that are not part of the combined company following the consummation of the business combination. Concurrently with the close of the business combination, Acorn is acquiring the non-controlling interests, the cost of which was deducted from the consideration that was otherwise payable to the shareholders of Acorn.

Item (S): Adjustment of $10.37 million decrease comprised of the following: (1) elimination of Acorn’s historical equity of $29.52 million, which excludes Acorn’s historical non-controlling interest (see Item R) and (2) the recognition of the anticipated fair values of shares of New RLJ common stock ($15.75 million) and warrants ($3.40 million) issued as purchase consideration to consummate the acquisition of Acorn. The shares of New RLJ common stock issued as purchase consideration were valued at $10.00 per share. The warrant was valued using the lattice valuation module. See Note 1 for further discussion as to how the New RLJ common stock and warrants to purchase shares of New RLJ common stock were valued.

Item (T): Adjustment of $20.28 million increase comprised of the following: (1) elimination of Image’s historical equity of $7.32 million, and (2) the recognition of the anticipated fair values of shares of New RLJ common stock ($27.15 million) and warrants ($444,000) issued as purchase consideration to consummate the acquisition of Image. The shares of New RLJ common stock issued as purchase consideration were valued at $10.00 per share. The warrant was valued using the lattice valuation module. See Note 1 for further discussion as to how the New RLJ common stock and the warrants to purchase shares of New RLJ common stock were valued.

Reclassifications:

Certain reclassifications have been made to the historical balance sheet of RLJ as follows:

Item (U): Concurrently with the consummation of the business combination, RLJ stockholders that held approximately 7.974 million shares of common stock of RLJ redeemed their shares for $9.95 per share or approximately $79.42 million. The amount redeemed was removed from both RLJ’s investments held in trust and shares of common stock subject to redemption. The balance in the RLJ investment in trust, which was not redeemed, was reclassified to cash. The balance in RLJ’s common stock subject to redemption, which was not redeemed, was reclassified to stockholders’ equity as the redemption preferences were eliminated upon consummation of the business combination.

Item (V): Reclassified $143,000 to cash by increasing accrued liability for transaction costs incurred that would not be paid upon closing based on cash balances as of June 30, 2012.

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